Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Wilber Corporation:

We consent to the incorporation by reference in the Registration Statement No. 333-16061 on Form S-3 of The Wilber Corporation of our report dated March 29, 2011 with respect to the consolidated statements of condition of The Wilber Corporation as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years then ended, which report appears in the December 31, 2010 annual report on Form 10-K of The Wilber Corporation.

/s/KPMG LLP

Albany, New York

March 29, 2011